Sub-Item 77C to Form NSAR





                TEMPLETON VIETNAM AND SOUTHEAST ASIA FUND, INC.

A Special Meeting of Shareholders of Templeton Vietnam and Southeast Asia Fund, Inc. (the "Vietnam SAE Fund") held on August 27, 2002. With proxies representing a total of 2,467,778 shares or 54.3% of those eligible to vote (4,544,772 shares) on the record date, June 14, 2002 representing a quorum./

The following is noted:


The approval of an Agreement and Plan of Acquisition between Vietnam SEA Fund and Templeton Developing Markets Trust ("Developing Markets Trust") that provides for: (i) the acquisition of substantially all of the assets of Vietnam SEA Fund by Developing Markets Trust in exchange solely for shares of Developing Markets Trust Advisor Class; (ii) the distribution of such shares to the shareholders of Vietnam SEA Fund; and (iii) the complete liquidation and dissolution of Vietnam SEA Fund.


                                            % OF            % OF
                          SHARES          OUTSTANDING       VOTED
                          VOTED             SHARES          SHARES
-------------------------------------------------------------------------------
FOR                     2,353,379           51.78%          95.36%
AGAINST                   114,398            2.52%           4.64%
ABSTAIN                         1            0.00%          00.00%
BROKER NON-VOTES                0            0.00%             --
                      -------------       ---------       ---------
TOTAL                   2,467,778           54.03%         100.00%